Exhibit 5.1

OPINION AND CONSENT OF ROBERT C. SHROSBREE, ESQ.

November 3, 2010

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

Re:	Registration of Securities on Form S-1

Ladies and Gentlemen:

I have acted as attorney for General Motors Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1 (Registration No. 333-168919) initially filed by the Company with the Commission on August 18, 2010 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”), relating to the registration of the offer and sale of (i) shares of common stock, par value $0.01 per share of the Company (the “Common Stock”), to be sold by certain selling stockholders of the Company (the “Selling Stockholder Shares”), (ii) shares of Series B mandatory convertible junior preferred stock, par value $0.01 per share (the “Series B Preferred Stock”), to be sold by the Company (the “Preferred Shares”) and (iii) shares of Common Stock issuable upon conversion of the Preferred Shares (the “Underlying Common Shares”).

I understand that the Selling Stockholder Shares are to be sold by the selling stockholders pursuant to the terms of an underwriting agreement in substantially the form filed as an exhibit to the Registration Statement and that the Preferred Shares are to be sold by the Company pursuant to the terms of an underwriting agreement (the “Series B Preferred Stock Underwriting Agreement”) in substantially the form filed as an exhibit to the Registration Statement.

In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation and bylaws of the Company, each as amended to date; (b) certain minutes and records of corporate proceedings of the Company; and (c) the Registration Statement and exhibits thereto.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, I have relied upon statements and representations of officers and other representatives of the Company or certificates or comparable documents of public officials and officers and other representatives of the Company.

General Motors Company

November 3, 2010

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, I am of the opinion that:

(1)	The Selling Stockholder Shares have been validly issued and are fully paid and non-assessable.

(2)	When the Preferred Shares have been issued, delivered and paid for in accordance with the Series B Preferred Stock Underwriting Agreement and as described in the Registration Statement, the Preferred Shares will be validly issued, fully paid and non-assessable.

(3)	When the Underlying Common Shares have been issued and delivered upon conversion of the Preferred Shares in accordance with the terms of the Series B Preferred Stock and the certificate of designations for the Series B Preferred Stock and as described in the Registration Statement, the Underlying Common Shares will be validly issued, fully paid and non-assessable.

My advice on every legal issue in this letter is based exclusively on the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and represents my opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Selling Stockholder Shares, the Preferred Shares and the Underlying Common Shares. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.

General Motors Company

November 3, 2010

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name in the Registration Statement under the heading “Legal Matters.” In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act with respect to any of the offerings contemplated by the Registration Statement and shall cover such additional securities, if any, registered on such subsequent registration statement.

Very truly yours,

/S/ ROBERT C. SHROSBREE
Robert C. Shrosbree
Attorney